OLD MUTUAL ADVISOR FUNDS II

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the reference to our firm under the caption “Other Service Providers – Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is included in Post-Effective Amendment No. 94 to Old Mutual Advisor Funds II’s Registration Statement under the Securities Act of 1933, as amended, and Amendment No. 92 to the Registration Statement under the Investment Company Act of 1940, as amended, on Form N-1A.

/s/ Ballard Spahr Andrews & Ingersoll, LLP_

Ballard Spahr Andrews & Ingersoll, LLP

Philadelphia, Pennsylvania

May 14, 2007

DMEAST #9786761 v2